     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1996
                                             REGISTRATION NO. 333-______________
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               RESOUND CORPORATION
             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                            77-0019588
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                        220 Saginaw Drive, Seaport Centre
                         Redwood City, California 94063
                                 (415) 780-7800
                    (Address of principal executive offices)

                                    --------

                               PETER RIEPENHAUSEN
                      President and Chief Executive Officer
                              ReSound Corporation.
                        220 Saginaw Drive, Seaport Centre
                         Redwood City, California 94063
                                 (415) 780-7800
           (Name, address, and telephone number of agent for service)


                                    --------

                                   COPIES TO:

                                 ELIAS J. BLAWIE
                                 LAURA A. GORDON
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 854-4488

                                    --------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
            TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

                                    --------

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                    --------

                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
          TITLE OF EACH CLASS                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
             OF SECURITIES                 AMOUNT TO BE       OFFERING PRICE         AGGREGATE             AMOUNT OF
           TO BE REGISTERED                 REGISTERED         PER SHARE(1)      OFFERING PRICE(1)      REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock,
  $.01 par value per share............    3,477,682               $8.50             $29,560,297            $10,193.20
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock,  $.01 par value per
share, issuable upon conversion of        1,019,944 (2)(3)        $8.50             $8,669,524             $2,989.49
Convertible Notes.....................
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock,  $.01 par value per
share, issuable upon exercise of             77,794 (3)(4)        $8.50              $661,249               $228.01
Warrants..............................
============================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the NASDAQ National Market on August 12, 1996 pursuant to Rule 457(c).

(2) Represents the number of shares of Common Stock issuable upon conversion of outstanding principal and any accrued, unpaid interest, of the Promissory Notes, as of June 30, 1996.

(3)    Also covers any additional shares that may become issuable as a result of
       (i) the accrual of interest from time to time with respect to the Promissory Notes and (ii) the antidilution provisions of the Promissory Notes and the Warrants.

(4) Represents the number of shares currently issuable upon the exercise of Warrants.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               RESOUND CORPORATION
                                4,575,420 SHARES
                                  COMMON STOCK

                             -----------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             -----------------------

         This Prospectus relates to the public offering, which is not being underwritten, of 4,575,420 shares of the common stock, par value $.01 per share (the "Common Stock"), of ReSound Corporation ("ReSound" or the "Company"). All 4,575,420 shares (the "Shares") may be offered by certain shareholders of the Company (the "Selling Shareholders") who received, or may from time to time receive, such shares (i) upon conversion of the Company's Convertible Promissory Notes dated February 21, 1995 (the "February 1995 Notes"), issued pursuant to a series of identical Note Purchase Agreements of the same date (the "February 1995 Purchase Agreements"), (ii) upon conversion of the Company's Convertible Promissory Notes dated November 21, 1995 (the "November 1995 Notes"), issued pursuant to a series of identical Note and Warrant Purchase Agreements of the same date (the "November 1995 Purchase Agreements"), (iii) upon exercise of the Company's Warrants dated November 21, 1995 (the "Warrants"), issued pursuant to the November 1995 Purchase Agreements, and (iv) in a private placement pursuant to a series of identical Common Stock Purchase Agreements dated June 14, 1996 (the "June 1996 Purchase Agreements" and, together with the February 1995 Purchase Agreements and November 1995 Purchase Agreements, the "Agreements").

         The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares. Pursuant to the Agreements, the Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol RSND. On August 13, 1996 the last reported sales price for the Common Stock was $8.88 per share.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August __, 1996

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                              AVAILABLE INFORMATION

         ReSound Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 75 Park Place, New York, New York 10007 and 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 2006.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-20046) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by the Company's Form 10-K/A filed April 18, 1996.

         2. The Company's definitive Proxy Statement dated April 26, 1996, filed in connection with the June 24, 1996 Annual Meeting of Shareholders of ReSound.

         3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

         4. The Company's Current Report on Form 8-K filed July 15, 1996.

         5. The descriptions of the Company's Common Stock, $0.01 par value per share, contained in its Registration Statement on Form 8-A dated March 3, 1993, and July 7, 1994, including any amendment or report filed for the purpose of updating such descriptions.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to ReSound Corporation, 220 Saginaw Drive, Seaport Centre, Redwood City, California, 94063, Attention Paul A. Busse, Senior Vice President of Finance and Administration and Chief Financial Officer, telephone: (415) 780-7800.

                                   THE COMPANY

        ReSound is a hearing health care company that designs, manufactures and sells technologically advanced hearing devices. The Company's hearing devices incorporate patented sound processing technology and are currently offered in in-the-canal ("ITC"), in-the-ear ("ITE") and behind-the-ear ("BTE") versions. The Company's Multiband Full Dynamic Range Compression Sound Processing technology enables ReSound(R) hearing devices to be individually programmed to adjust the amplification of sound continuously in response to the acoustic environment and each user's residual range of hearing. The Company's Sonar product line incorporates non-proprietary, nonlinear sound processing technologies into ITC and ITE custom hearing devices. The Company's Viennatone product line spans all segments of the market, from small BTE products to high power instruments with numerous options.

         In June 1996, the Company acquired certain assets of the worldwide hearing health care business activity of Minnesota Mining and Manufacturing Company ("3M") and assigned those assets acquired thereby to its wholly-owned subsidiary Sonar Hearing Health Corporation. The assets acquired from 3M included 17 U.S. patents and a number of additional applications. The completion of the acquisition resulted in the dismissal of a patent infringement lawsuit brought against the Company by 3M. In December 1994, the Company acquired 100% of the shares of Viennatone AG, an Austria-based hearing instrument manufacturer ("Viennatone").

         The Company currently distributes its products to more than 3,400 authorized dispensers worldwide through wholly-owned subsidiaries in Germany, the Netherlands, the United Kingdom, France, Austria, Sweden and Australia; an exclusive distributor in Japan; non-exclusive distribution agreements with retail outlets in Canada, Spain, Belgium, Denmark and Switzerland; and the joint venture operation ReSound Asia Ltd. in Hong Kong, China and Taiwan. In addition, the Company owns and operates a chain of 24 retail hearing devices stores in Austria that it obtained through the Viennatone acquisition.

         The Company's corporate offices are located in Redwood City, California. The mailing address and telephone number are: 220 Saginaw Drive, Seaport Centre, Redwood City, California 94063, telephone: (415) 780-7800. The Company was incorporated in the State of California on February 3, 1984 and is traded on the Nasdaq National Market under the symbol RSND.

                                  RISK FACTORS

         EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE BUT ARE NOT LIMITED TO THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE. PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

         The Company was primarily engaged in research and development from its inception in February 1984 through December 1989. Although the Company began shipments of its first hearing device product in December 1989, the Company continues to expend substantial financial and other resources on the development of hearing device products. The Company incurred significant net losses since its inception. At June 30, 1996, the Company's accumulated deficit was approximately $36.8 million. There can be no assurance that the Company will be able to achieve or maintain profitability in the future.

MANAGEMENT OF EXPANDING OPERATIONS; INTEGRATION OF RECENT ACQUISITIONS

         The Company's operations and number of employees have expanded significantly in recent years, including the hiring of over 130 employees in connection with the acquisition of certain assets of 3M's hearing health care business activity in June 1996. This expansion has placed, and is expected to continue to place, significant demands on the Company's administrative, operational and financial personnel and systems. The Company has made significant acquisitions in the past and may continue to make acquisitions in the future. Managing acquired business opportunities, such as the 3M hearing health care assets, and the acquisitions of Viennatone (acquired in December
1994) and Sonar Design & Hortechnik GmbH (acquired in January 1994), entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. In addition to the general risks associated with the expansion of corporate operations, managing acquired operations in new geographic areas, which is part of the Company's expansion strategy, entails numerous operational and financial risks, including difficulties in recruiting and integrating employees at remote locations and difficulties in developing a local market for the Company's services and products. The Company has in the past experienced and could in the future experience difficulties and delays in managing operations in new geographic areas. There can be no assurance that the Company will be able to achieve growth effectively, or manage any such growth, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE AND QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

         The Company's stock price has been and may continue to be subject to significant volatility. The trading price of the Common Stock may be affected significantly by the Company's quarterly forecasts and results of operations which may vary greatly based on a number of factors, including the introduction and market acceptance of new products offered by the Company and its competitors, the receipt and timing of regulatory approvals for new Company products, changes in the Company's product mix, rates of product returns, repairs and remakes, the Company's success in expanding its U.S. and international operations, the costs of expanding the Company's existing distribution channels and establishing new distribution channels, the Company's ability to continue to attract qualified engineers for future product development, changes in U.S. and international health care regulations and practices, and the costs involved in prosecuting and defending patent claims or other litigation. Any shortfall in revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Common Stock in any given period. Further, the Company participates in a highly dynamic industry, which often results in significant volatility of the Common Stock price irrespective of Company performance. Fluctuations in the price of the Common Stock may be exacerbated by conditions in the medical device and technology industry segments or conditions in the financial markets generally.

         Quarterly revenues and operating results depend primarily on the volume and timing of orders during the quarter, which can be difficult to forecast. A significant portion of the Company's operating expenses are relatively fixed in the short term, and planned expenditures are based on sales forecasts. If revenue levels are below expectations, net income, if any, may be disproportionately affected because only a small portion of the Company's expenses varies with revenue in the short term, which would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced growth in net revenue in recent years, there can be no assurance that the Company will sustain such revenue growth in the future or be profitable on an operating basis in any future period. For these reasons, the Company believes that period-to-period comparisons of its results are not necessarily meaningful and should not be relied upon as indications of future performance.

UNCERTAINTY REGARDING MARKET ACCEPTANCE OF NEW PRODUCTS

         The Company's products primarily target the high-end segment of the hearing device market. The future success of the Company will likely depend on its ability to design, manufacture and effectively market new products that provide superior performance at acceptable prices within this segment. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with future Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, new Company products will receive market acceptance. Further, there can be no assurance that the Company will, if necessary, be able to obtain regulatory approvals permitting the sale and use of new Company products. A failure of future Company products to receive regulatory approval in the U.S. or any other country or the failure of such products, if approved, to achieve market acceptance for any reason would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the announcement by the Company or its competitors of new products could cause hearing care professionals or hearing impaired individuals to defer purchases of existing Company products or return previously purchased Company products, thereby adversely affecting the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE INDUSTRY; RISK OF OBSOLESCENCE

         The hearing device industry is intensely competitive. Hearing device manufacturers have generally differentiated themselves from the competition on the basis of price, product quality and reliability, product miniaturization and cosmetic appeal, technical support and service, and marketing and distribution channels. The Company's products are generally priced at a premium above products offered by its competitors. Failure of the Company to distinguish its products on the basis of performance advantages would have a material adverse effect on the Company's business, financial condition and results of operations. Several of the Company's competitors have substantially greater financial, manufacturing, marketing and technical resources than those of the Company. Furthermore, there can be no assurance that the Company's competitors do not have or will not develop products or new technologies that may be more cost-effective at addressing hearing impairment than the Company's current or future products or that the Company's technologies and products will not be rendered obsolete or uncompetitive. The Company's inability to offer competitive products for any significant period of time in the future would have a material adverse effect on the business, financial condition and results of operations of the Company.

RISKS OF INTERNATIONAL SALES

         The Company's international revenues accounted for approximately 34%, 51%, 65% and 61% of the Company's net sales in the 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. The Company expects that international sales will continue to account for a significant portion of its total revenues. The Company desires to continue to expand its operations outside of the United States and to enter additional international markets, which will require significant management attention and financial resources and subject the Company further to the risks of operating internationally. These risks include unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, the burdens of complying with a variety of foreign laws and regulations, and the difficulty in staffing and managing international operations. The Company is also subject to general political and economic risks in connection with its international operations, such as political instability, changes in diplomatic and trade relationships and general economic fluctuations in specific countries or markets. The Company cannot predict whether quotas, duties, taxes, or other charges or restrictions will be imposed by the United States, Japan, countries in the European Community or other countries upon the import or export of the Company's products in the future, or what effect any such actions would have on its business, financial condition or results of operations. There can be no assurance that regulatory, geopolitical and other factors will not adversely affect the Company's business, financial condition and results of operations in the future or require the Company to modify its current business practices.

         In addition, because most of the Company's international sales, and a large portion of the associated expenses, are denominated in foreign currencies, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. Further, fluctuations in currency exchange rates may negatively impact the Company's ability to compete in terms of price against products denominated in local currencies. For example, international sales in the first six months of 1996 declined five percent from the comparable period in 1995, due in part to weaker European currencies. To date, the Company has not found it appropriate to hedge the risks associated with fluctuations in exchange rates. However, it is possible that the Company may undertake such transactions in the future. There can be no assurance that any hedging techniques implemented by the Company would be successful or that the Company's business, financial condition and results of operations will not be materially adversely affected by exchange rate fluctuations.

GOVERNMENT REGULATION

         The development, production and marketing of the Company's current products and products under development are subject to regulation by numerous governmental authorities in the United States (including the United States Food and Drug Administration (the "FDA") and the California Department of Health Services) and other countries. In the United States, medical device products are subject to rigorous FDA review. The United States Federal Food, Drug, and Cosmetic Act (the "FDC Act") and other federal statutes and regulations govern or influence the design, testing, manufacture, labeling, sale, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in fines, recall of seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or withdrawal of approvals, injunctions, civil fines and criminal prosecution.

         In order to obtain FDA permission to market a new medical device, the Company must submit proof of substantial equivalence in a 510(k) pre-market notification submission or proof of safety and efficacy in a Pre-Market Approval ("PMAA"). In many cases, such proof entails extensive clinical tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive, time-consuming, lengthy and uncertain. The review of a PMAA generally takes one to two years from the date the application is accepted for filing, but may take significantly longer. It generally takes from four to twelve months from submission to obtain clearance of a 510(k) notification, but may take longer. Recently, the FDA has been requiring more rigorous demonstration of substantial equivalence in 510(k) notifications than in the past. There is no assurance that the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by the Company in its efforts to obtain FDA approvals that could delay or preclude the Company from marketing any product it may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of products or place conditions on any approvals that could restrict commercial applications of such products. Marketing permission may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur following initial marketing. In addition, delays imposed by the governmental approval process may materially reduce the period during which the Company may have the exclusive right to exploit patented products or technologies unless the Company is successful in obtaining patent term restoration.

         The FDA regulations and requirements governing the marketing processes for medical devices require, among other things, the presentation of substantial evidence, often based upon clinical studies, establishing safety and efficacy of new medical devices. The two methods for obtaining FDA permission to market are the submission of a Pre-Market Notification under Section 510(k) of the FDC Act and a PMAA seeking pre-market approval from the FDA. Applicants seeking a 510(k) clearance must show that the device is substantially equivalent to another legally marketed predicate device. The 510(k) process can require clinical testing of the applicable device under an Investigational Device Exemption ("IDE"), while the pre-market approval process always requires clinical data. The PMAA procedure is far more complex and time-consuming.

         The Company's clinical research programs for uncleared or unapproved devices are subject to the IDE regulations of the FDA and California State regulations. These regulations govern many important aspects of the clinical investigation of medical products, including obtaining informed consent from clinical subjects, securing the approval of an Institutional Review Board and maintaining required documentation relating to the conduct of the investigational study. In addition, for some devices, these regulations may require the Company to obtain approval from the FDA prior to the commencement of clinical investigations of new products or of expanded applications for any commercially available product.

         If the PMAA procedure is being utilized, the results of the pre-clinical and clinical studies and other information such as the device description, GMP regulation compliance, bio-compatability and labeling materials regarding the medical device under study are submitted to the FDA in the form of a PMAA for approval to commence commercial sales. In responding to the PMAA, the FDA may grant marketing approval, with or without conditions, require additional testing or information, or deny the application.

         Regardless of whether a 510(k) notification or PMAA is required, the Company also must register as a medical device manufacturer with the FDA and be licensed by the Food and Drug Branch of the California Department of Health Services. The Company is subject to inspection on a routine basis by both the FDA and the State of California for compliance with the FDA's GMP and medical device reporting ("MDR") regulations and comparable state regulations. Those regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. Additionally, the Company must comply with various FDA requirements for design, safety, advertising, labeling, record keeping and reporting of negative experiences in the use of regulated products. The FDA actively enforces regulations prohibiting marketing of products for non-indicated uses as well as products that violate design, safety and the other FDA regulations mentioned above. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions or loss of permission to market products, seizures or recalls of products, operating restrictions, injunctions, civil fines and criminal prosecution. The FDA has proposed changes to the GMP regulations and has promulgated new MDR regulations, both of which will likely increase the cost of compliance with GMP requirements. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Changes in existing requirements or adoption of new requirements, such as design control and postmarket surveillance, could have a material adverse effect on the Company's business, financial condition, and results of operations. Although the Company believes that it is in compliance with all applicable regulations of the FDA and the State of California, current regulations depend heavily on administrative interpretation, and there can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

         Sales of medical device products outside the United States are subject to international regulatory requirements that vary widely from country to country. The time required to obtain approvals required by other countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than the United States. Other countries, such as Japan, have standards similar to those of the FDA. This disparity in the regulation of medical devices may result in more rapid product approvals in certain countries than in the United States, while approvals in countries such as Japan or France may require longer than in the United States. The European Union has completed the Medical Device Directive that provides guidelines for obtaining CE-Marking for medical devices to be sold within the Union. The Company has obtained the required certifications of quality systems that are prerequisite to obtaining CE-Marking. Viennatone, Sonar and the Redwood City facility have obtained the ISO 9001 and EN 46001 quality system certifications. ReSound-Ireland has achieved ISO 9002 certification. Once ReSound products have the CE-Marking, they may be sold throughout the member states without clearance by individual countries. However, individual country requirements regarding third party reimbursements, advertising, professional training, language of labeling materials and others will still apply and may make certain markets more difficult to penetrate.

         Certain of the Company's products also may be subject to U.S. Federal Communications Commission ("FCC") regulation, which establishes radio frequency emission standards for certain electronic equipment. Products that fail to comply with these regulations may not be sold in the United States until appropriate modifications are made. Various countries in which the Company markets its products, or in which the Company may do so in the future, also have regulatory agencies or standards authorities that perform functions comparable to the FCC, and the Company will need to comply with these requirements to the extent that it markets covered products in such countries.

PROPRIETARY TECHNOLOGY, UNPREDICTABILITY OF PATENT PROTECTION AND RELATED LITIGATION

         The Company's ability to compete effectively will depend substantially on its ability to develop new technology and to protect the proprietary aspects of its current and future technology by securing and maintaining patent and trade secret protection. There can be no assurance that the Company's issued patents, any future patents that may be issued as a result of the Company's patent applications, or any patents that the Company has licensed or may license, will offer any degree of protection to the Company's products against competitive products. There can also be no assurance that any additional patents will be issued from any of the patent applications owned by or licensed to the Company, that any patents that are or may be issued or licensed to the Company or any of the Company's patent applications will not be challenged, or invalidated in the future, or that any patents issued to or licensed by the Company will not be infringed upon or designed around by others. In addition, there can be no assurance that the Company's competitors, some of whom have substantial resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. In addition, American Telegraph and Telephone Company ("AT&T") has been granted an exclusive license to three patents related to the Company's sound processing technology for use in applications other than hearing assistance. This license will restrict the Company's ability to use or license its sound processing technology in such applications. AT&T also has the right to grant sublicenses to these patents to third parties where required under its pre-existing agreements with such parties. There can be no assurance that such parties will not develop competitive products based on these sublicenses.

         The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in this industry have employed intellectual property litigation to gain a competitive advantage. Between 1992 and 1996, the Company was involved in three separate actions claiming that the Company's products and technologies infringed outstanding patents owned by others. All of these actions have been settled or withdrawn. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued or licensed to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

         The Company has been contacted periodically by parties asserting that certain of the Company's products infringe on patent rights or violate other proprietary rights held by such parties. Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, prevent the Company from manufacturing and selling its products, or require the Company to redesign its products, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, by confidentiality agreements with its customers, employees, consultants, collaborators and potential collaborators. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

DEPENDENCE ON KEY SUPPLIERS

         Certain key components used in the Company's products are currently available only from single or limited sources. These include ReSound's proprietary sound processing integrated circuit manufactured exclusively for the Company by AT&T and used in all of the hearing devices sold under the ReSound brand name and the cases and remote control units for the Company's BTE hearing devices. In addition, the Company subcontracts for the manufacture of its Portable Prescriptive Programming ("P3") System(TM) from a single supplier. The ReSound sound processing circuit manufactured by AT&T, the BTE cases and the P3 System are purchased under written agreements, while other components are purchased pursuant to purchase orders on an as-needed basis. The Company's primary source of supply for BTE cases is a competing manufacturer of hearing devices. Although the Company has a written agreement for the supply of BTE cases and is currently designing its own case, there can be no assurance that this supplier will continue to sell BTE cases to the Company or that the Company will successfully manufacture and market its own case. The Company also subcontracts the manufacture of the remote control and subcontracts the assembly of the hybrid circuit used for sound processing. Although the Company believes that with adequate notice it can secure, if necessary, alternate sources for the BTE cases, remote control and P3 System, there can be no assurance that such alternate sources, if necessary, would be obtained or that the Company's sole or limited source suppliers will continue to provide sufficient quantities of suitable-quality components at acceptable prices. The loss of sole or limited source suppliers or the inability of such suppliers to meet the Company's price, quality, quantity and delivery requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

EFFECT OF PRODUCT RETURNS, REPAIRS AND REMAKES

         The Company believes that the hearing device industry is characterized by a relatively high rate of product returns (approximately 17 to 25%). Many states have laws that require hearing device dispensers to allow purchasers a minimum period of time for return of their hearing devices, typically 30 days. In addition, as patients are often unable to judge the performance of a new hearing device at the dispenser's office, many dispensers allow hearing device purchasers to purchase the product on a trial basis. The Company believes that many dispensers encourage potential purchasers to try a variety of hearing devices on a trial basis, in part because of the industry's liberal return policy. The Company's hearing devices sold in the U.S. and Canada may be returned without charge, for a period of 90 days following delivery to the dispenser. In Europe and Asia, the Company sells primarily to chains of hearing device dispensers, and all returns from the end-customer are the responsibility of these chains. In addition, in the U.S. and Canada, the Company currently offers a one or three-year warranty to the dispenser on the electronic components of its hearing devices and a 12-month warranty against defects in the manufacture of the custom shell. The Company offers a 12-month warranty to the distributor on the P3 System in the U.S. Internationally, the Company offers a 12-month warranty to the distributor on the components of its hearing devices. In Austria, the retail business is characterized by an average trial period of up to 60 days to return the already-fitted device. Austrian dealers typically offer a 12-month warranty commencing on the date of invoice. However, Viennatone does not typically issue an invoice for a hearing device until the patient is fully satisfied and has accepted the device. If the Company were to experience high rates of return on its products due to imperfections in product design or manufacture or for reasons unrelated to product quality due to the industry's liberal return policy, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon a limited number of key management and technical personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in retaining or hiring qualified personnel. The loss of key personnel or the inability to hire qualified personnel would have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF PRODUCT LIABILITY CLAIMS; INSURANCE

         Medical device companies are subject to inherent risks of product liability claims. The use of the Company's products or technology, the sale of such products, and medical procedures associated with prescribing and fitting these products may expose the Company to product liability claims. Although the Company has not experienced any material product liability claims to date, there can be no assurance that the Company will not experience losses due to product liability claims in the future. The Company currently maintains liability insurance with coverage of $21 million per occurrence and an annual aggregate maximum of $21 million. However, there can be no assurance that product liability or other claims will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. Any product liability claims or series of claims against the Company, regardless of their merit or eventual outcome, would have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT

         In the United States, third-party reimbursement generally is not available for the purchase of hearing devices. As a result, the price of a hearing device may be a key factor in the patient's decision to purchase such a device. In international markets, reimbursement is generally provided, although the levels of reimbursement vary. In Denmark, the Netherlands and Switzerland, full or almost full reimbursement is generally provided. Partial reimbursement is commonly provided in Austria, Belgium, France and Germany. Any change or anticipated change in the reimbursement levels available to purchasers of the Company's products in other countries could affect the Company's sales in the relevant geographic markets, which could materially adversely affect the Company's business, financial condition and results of operations.

EFFECT OF ANTI-TAKEOVER PROVISIONS

         The Company has taken a number of actions that could have the effect of discouraging a takeover attempt that might be beneficial to shareholders who wish to receive a premium for their shares from a potential bidder. The Company has adopted a shareholder rights plan that would cause substantial dilution to a person who attempts to acquire the Company on terms not approved by the Company's Board of Directors. The shareholder rights plan may therefore have the effect of delaying or preventing any change in control and deterring any prospective acquisition of the Company. In addition, the Company's Articles of Incorporation grant the Board of Directors the authority to issue up to 2,000,000 shares of Preferred Stock, of which 54,055 shares have been issued to date, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult or less attractive for a third party to acquire a majority of the outstanding voting stock of the Company. Such Preferred Stock may also have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof would have a material adverse effect on the market value of the Common Stock.

                   SALE OF COMMON STOCK, CONVERTIBLE NOTES AND
                        WARRANTS TO SELLING SHAREHOLDERS

         In February 1995, the Company entered into the February 1995 Purchase Agreements with each of Cagen Holdings Limited ("Cagen"), Charter Ventures II, L.P. ("Charter") and The Mingly Corporation Limited ("Mingly," and collectively with Cagen and Charter, the "1995 Purchasers"), pursuant to which the 1995 Purchasers purchased the February 1995 Notes in the aggregate principal amount of $10,000,000 from the Company. The February 1995 Notes bear interest at a rate of 8% per annum, and principal and interest due thereunder were convertible into 1,019,944 shares of Common Stock as of June 30, 1996.

         In November 1995, the Company entered into the November 1995 Purchase Agreements with Cagen and Charter, pursuant to which Cagen and Charter purchased from the Company (i) the November 1995 Notes in the aggregate principal amount of $2,000,000, and (ii) the Warrants initially exercisable for an aggregate of up to 77,794 shares (the "Warrant Shares") of Common Stock at an initial exercise price of $7.7125 per share, subject to adjustment. In June 1996, Cagen and Charter elected to convert the November 1995 Notes into an aggregate of 265,506 shares (the "November 1995 Note Shares," and collectively with the February 1995 Note Shares, the "Note Shares") of Common Stock.

         On June 14, 1996, the Company entered into the June 1996 Purchase Agreements with the parties set forth under "Selling Shareholders," excluding Cagen, Charter and Mingly, (collectively, the "1996 Purchasers" and, together with the 1995 Purchasers, the "Purchasers"), pursuant to which the Company sold an aggregate of 3,212,176 shares of Common Stock to the 1996 Purchasers at a price of $10.75 per share. The sale of the Common Stock was completed on June 28, 1996.

         This prospectus covers the sale of 4,575,420 shares of Common Stock by the Purchasers.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Shareholders of the Shares. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement, other than broker's commissions or discounts, transfer taxes, and fees and expenses, if any, of counsel or other advisors to the Selling Shareholders.

         The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or the earliest date as of which each holder of Shares can sell all of the Shares it holds in any three-month period under Rule 144 under the Securities Act. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of Common Stock owned by each of the Selling Shareholders as of June 30, 1996. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                  Number of Shares           Percent of           Number of Shares
                                                    Beneficially            Outstanding            Registered for
Name of Selling Shareholder                           Owned (1)                Shares                Sale Hereby
- ---------------------------                       ----------------          -----------           ----------------
Cagen Holdings Limited (2)(3)...............            783,617                  3.93%                   783,617
Charter Ventures II, L.P (3)(4).............            273,644                  1.41                    273,644
The Mingly Corporation Limited (3)(5).......            305,983                  1.56                    305,983
T. Rowe Price Associates, Inc. (6)..........          1,488,372                  7.71                  1,488,372
Rockefeller & Co., Inc. (7).................            558,140                  2.89                    558,140
von Rautenkranz Nachfolger Gbr..............            465,116                  2.41                    465,116
Benaroya Capital Company, L.L.C.............            186,047                     *                    186,047
Strong Capital Management, Inc. (8).........            186,000                     *                    186,000
Furman Selz LLC (9).........................            133,954                     *                    133,954
Prolific Asset Management Limited (10)......             71,512                     *                     46,512
Bank of England Pension Fund................             46,511                     *                     46,511
Walden Management Pension
     Corporation............................             45,000                     *                     45,000
Professional Edge Fund L.P..................             36,524                     *                     36,524
Tonga Partners L.P..........................             20,000                     *                     20,000
                                                                                                       ---------
     Total..................................                                                           4,575,420
                                                                                                       =========

- ------------------------------

*        Less than 1%

(1) Information with respect to beneficial ownership is based upon information contained in filings made with the Securities and Exchange Commission, as modified by information obtained from the Selling Shareholders.

(2) Includes (i) 611,967 shares issuable upon conversion of the February 1995 Notes, (ii) 38,897 shares issuable upon exercise of Warrants and
         (iii) 132,753 shares issued upon conversion of the November 1995 Notes.

(3) C.M. Cha, Chairman of The Mingly Corporation Limited, is also a director of Cagen Holdings Limited. Johnson M.D. Cha, who is a son of C.M. Cha and a director of Cagen Holdings Limited, and Payson M.S. Cha, who is a son of C.M. Cha and a Joint Managing Director of The Mingly Corporation Limited, are directors of a general partner of Charter Ventures II, L.P. Cagen Holdings Limited, The Mingly Corporation Limited and Charter Ventures II, L.P. each disclaim beneficial ownership of shares owned by the others. Johnson M.D. Cha and Payson M.S. Cha are directors of an entity that is party to a joint venture with the Company that has exclusive distribution rights to the Company's hearing health care products in Hong Kong, Taiwan and the People's Republic of China.

(4) Includes (i) 101,994 shares issuable upon conversion of the February 1995 Notes, (ii) 38,897 shares issuable upon exercise of Warrants and
         (iii) 132,753 shares issued upon conversion of the November 1995 Notes.

(5)      These shares are issuable upon conversion of the February 1995 Notes.

(6) Includes (i) 223,256 shares held by Lobstercrew & Co., nominee for T. Rowe Price Health Sciences Fund, Inc., (ii) and 893,023 shares held by Bridge & Co., nominee for T. Rowe Price New Horizons Fund, Inc. (iii) 372,093 shares held by Orchid & Co., nominee for T. Rowe Price Threshold Fund III, L.P. T. Rowe Price Associates, Inc., a registered investment advisory firm, is the investment manager of all three funds. The general partner of the T. Rowe Price Threshold Fund III, L.P. is a wholly-owned subsidiary of T. Rowe Price Associates, Inc.

(7) Includes (i) 224,930 shares held by Rockefeller & Co. U.S. Small Capitalization Fund, L.P., (ii) 226,047 shares held by Pocantico Fund and (iii) 107,163 shares held by 5500 Fund. Rockefeller & Co., Inc., a registered investment advisory firm, is a general partner and the investment manager of all three partnerships. Additionally, Jane A. Freeman, an investment manager at and employee of Rockefeller & Co., Inc., is a general partner of Pocantico Fund and 5500 Fund.

(8) Includes (i) 22,326 shares held by Crestwood Capital International Ltd., (ii) 55,814 shares held by Crestwood Capital Partners L.P. and
         (iii) 55,814 shares held by a proprietary account of Furman Selz LLC. Furman Selz Management BVI, Ltd., the investment advisor of Crestwood Capital International Ltd., has appointed Furman Selz LLC as its sub-advisor. Furman Selz LLC is the general partner of Crestwood Capital Partners L.P. Michael R. Weissberg, an Executive Vice President of Furman Selz LLC, is the individual at Furman Selz primarily responsible for managing all three funds.

(9) Includes (i) 102,000 shares held by Harbour Investments Ltd., (ii) 40,000 shares held by Strong Special Investment Limited Partnership,
         (iii) 7,000 shares held by Strong Quest Limited Partnership and (iv) 37,000 shares held by Strong Small Cap Fund. Strong Capital Management, Inc. is the investment advisor of all four funds, and the general partner of Strong Special Investment Limited Partnership and Strong Quest Limited Partnership.

(10) Includes (i) 27,907 shares held by Midland Bank Trust Company for and on behalf of Prolific Technology and (ii) 43,605 shares held by Midland Bank Trust Company for an on behalf of Prolific American Opportunities. Prolific Asset Management Limited is the investment advisor of both funds.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025.

                                     EXPERTS

         The consolidated financial statements and schedule of ReSound included in ReSound's Annual Report as amended (Form 10K/A) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Normal commission expenses and brokerage fees and any applicable transfer taxes are payable individually by the Selling Shareholders. All amounts are estimates except the registration fee.

                                                                                                 Amount
                                                                                               To be Paid
                                                                                               ----------

Registration Fee...................................................................            $13,410.70
Legal Fees and Expenses............................................................             50,000.00
Accounting Fees and Expenses.......................................................              5,000.00
Miscellaneous......................................................................              6,589.30
                                                                                               ----------

         Total.....................................................................            $75,000.00
                                                                                                =========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 317 of the California Corporations Code authorizes a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IV of the Registrant's Amended and Restated Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

ITEM 16.   EXHIBITS

                Exhibit
                 Number     Description of Exhibit
                 ------     ----------------------

                   4.1 Note Purchase Agreement dated February 21, 1995, by and between the Company and Cagen Holdings Limited

                   4.2 Note Purchase Agreement dated February 21, 1995, by and between the Company and Charter Ventures II, L.P.

                   4.3 Note Purchase Agreement dated February 21, 1995, by and between the Company and The Mingly Corporation Limited

                   4.4(1) Note and Warrant Purchase Agreement dated November 21, 1995, by and between the Company and Cagen Holdings Limited

                   4.5(2) Note and Warrant Purchase Agreement dated November 21, 1995, by and between the Company and Charter Ventures II, L.P.


- ------------

(1) Incorporated by reference to Exhibit 10.21 filed with the Registrant's Form 10-K for the year ended December 31, 1995.

(2) Incorporated by reference to Exhibit 10.22 filed with the Registrant's Form 10-K for the year ended December 31, 1995.

                   4.6 Common Stock Purchase Agreement dated June 14, 1996, by and between the Company and the Selling Shareholders listed on page 12 of this Prospectus, excluding Charter Ventures II, L.P., The Mingly Corporation Limited and Cagen Holdings Limited.

                   5.1      Opinion of Venture Law Group, A Professional
                            Corporation

                   23.1 Consent of Ernst & Young LLP, Independent Auditors (see page II-5)

                   23.2     Consent of Counsel (see Exhibit 5.1)

                   24.1     Power of Attorney (see page II-4)

- --------------------

ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 14th day of August, 1996.


                               RESOUND CORPORATION


                               By:    /s/ Peter Riepenhausen
                                    --------------------------------------------
                                      Peter Riepenhausen
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Peter Riepenhausen and Paul Busse, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of August, 1996.


                 SIGNATURE                                                   TITLE
- --------------------------------------------   ------------------------------------------------------------------
           /s/ Peter Riepenhausen              President, Chief Executive Officer and Director
        ---------------------------
           (Peter Riepenhausen)

             /s/ Paul A. Busse                 Senior Vice President of Finance and Administration and Chief
        ---------------------------            Financial Officer (Principal Financial and Accounting Officer)
              (Paul A. Busse)                  and Assistant Secretary



             /s/ Rodney Perkins                Chairman of the Board of Directors
        ---------------------------V
          (Rodney Perkins, M.D.)

           /s/ Robert K. Anderson              Director
        ---------------------------
           (Robert K. Anderson)

            /s/ Richard L. Goode               Director
        ---------------------------
            (Richard L. Goode)

                                               Director
        ---------------------------
            (Donald M. Kendell)

             /s/ Eugene Kleiner                Director
        ---------------------------
             (Eugene Kleiner)

           /s/ Philip S. Schlein               Director
        ---------------------------
            (Philip S. Schlein)

            /s/ Robert C. Wilson               Director
        ---------------------------
            (Robert C. Wilson)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of ReSound Corporation for the registration of 4,575,420 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1996, except for Note 12, as to which the date is April 8, 1996, with respect to the consolidated financial statements and schedule of ReSound Corporation included in its Annual Report as amended (Form 10-K/A) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.









Palo Alto, California                                 ERNST & YOUNG LLP
August 14, 1996

                              RESOUND CORPORATION

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
- -------
4.1     Note Purchase Agreement dated February 21, 1995 by and between the
        Company and Cagen Holdings Limited

4.2     Note Purchase Agreement dated February 21, 1995 by and between the
        Company and Charter Ventures II, L.P.

4.3     Note Purchase Agreement dated February 21, 1995 by and between the
        Company and The Mingly Corporation Limited

4.4(1) Note and Warrant Purchase Agreement dated November 21, 1995, by and between the Company and Cagen Holdings Limited.

4.5(2) Note and Warrant Purchase Agreement dated November 21, 1995, by and between the Company and Charter Ventures II, L.P.

4.6     Common Stock Purchase Agreement dated June 14, 1996, by and between the
        Company and the Selling Shareholders listed on page 14 of this Prospectus, excluding Charter Ventures II, L.P., The Mingly Corporation
        Limited and Cagen Holdings Limited.

5.1     Opinion of Venture Law Group, A Professional Corporation

23.1    Consent of Ernst & Young, LLP, Independent Auditors (see Page II-5)

23.2    Consent of Counsel (see Exhibit 5.1)

24.1    Power of Attorney (see Page II-4)

- ---------

(1) Incorporated by reference to Exhibit 10.21 filed with the Registrant's Form 10-K for the year ended December 31, 1995.

(2) Incorporated by reference to Exhibit 10.22 filed with the Registrant's Form 10-K for the year ended December 31, 1995.